ING USA Annuity and Life Insurance Company
ING USA is a stock company domiciled in Iowa
(Hereinafter called We, Us and Our)

Guaranteed Standard Death Benefit and Transfer Rider

Rider Data Table

Contract Number	Rider Effective Date	Maximum Standard Eligibility Age
[1234567]	[08/01/2008]	[85]

Excluded Funds
[None]

FOR INQUIRIES, INFORMATION OR RESOLUTION OF COMPLAINTS CALL [1-800-366-0066]

The Contract to which this Guaranteed Standard Death Benefit and Transfer Rider (“this Rider”) is attached is modified by the provisions of this Rider. This Rider’s provisions control where there is a conflict between this
Rider and the Contract. Any capitalized terms not defined in this Rider shall have the meaning given to them in the Contract.

Subject to the terms, conditions and limitations as set forth below, this Rider guarantees that if any Owner (any
Annuitant if any Owner is not an individual) dies before the Annuity Commencement Date, we will pay the
Death Benefit provided by this Rider in lieu of any other Death Benefit provided in the Contract.

1. IMPORTANT TERMS AND DEFINITIONS

In this Rider:

The Contract means the Contract to which this Rider is attached.

The Rider Effective Date is the date this Rider becomes effective. The Rider Effective Date is the same as the Contract Date.

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2. INVESTMENT OPTION CLASSIFICATIONS

Covered Funds, applicable to this Rider, are any investment options not designated as Excluded Funds.

Excluded Funds, applicable to this Rider and existing on the Rider Effective Date, are shown in the Rider
Data Table. We may classify newly available investment options as Excluded Funds. We may reclassify an existing investment option as an Excluded Fund or remove such designation upon prior notice to you. Such reclassification will apply to Accumulation Value transferred or otherwise added to such investment option(s)
after the date of change. We may reduce the Contract’s M & E Charge for that portion of the Contract‘s
Accumulation Value allocated to Excluded Funds.

3. THE DEATH BENEFIT

The Death Benefit is the greater of (1), (2) or (3), where:

(1)	is the Accumulation Value less any recapture of Premium Credits, if applicable;

(2)	is the Standard Death Benefit less any recapture of Premium Credits, if applicable; and

(3)	is the Cash Surrender Value.

Standard Death Benefit The Standard Death Benefit is equal to the sum of (1) and (2), where:

(1)	is the Standard Death Benefit Base for Covered Funds; and

(2)	is the Accumulation Value allocated to Excluded Funds.

On the Rider Effective Date, the initial Standard Death Benefit Base for Covered Funds is the Initial Premium
plus any Premium Credits, if applicable, allocated to Covered Funds. Subject to the “Change of Owner”
section below, on any Business Day thereafter the Standard Death Benefit Base for Covered Funds is
calculated as follows:

(1)	Start with the Standard Death Benefit Base for Covered Funds from the prior Business Day.

(2)	Add to (1) any Additional Premiums and any Premium Credits, if applicable, allocated to Covered Funds during the current Business Day.

(3)	Adjust (2) for any transfers to or from Excluded Funds during the current Business Day.

(4)	Subtract from (3) adjustments for any Withdrawal from Covered Funds during the current Business Day.

This Rider also has a Standard Death Benefit Base for Excluded Funds with a corresponding definition, but with respect to Accumulation Value allocated to Excluded Funds. The Standard Death Benefit Base for
Excluded Funds is used solely for the purpose of accounting for fund transfers and is not included in the calculation of the Standard Death Benefit.

Transfers from Covered Funds to Excluded Funds will reduce the Standard Death Benefit Base for Covered
Funds on a pro-rata basis. The resulting increase in the Standard Death Benefit Base for Excluded Funds will equal the reduction in the Standard Death Benefit Base for Covered Funds.

Transfers from Excluded Funds to Covered Funds will reduce the Standard Death Benefit Base for Excluded
Funds on a pro-rata basis. The resulting increase in the Standard Death Benefit Base for Covered Funds will equal the lesser of the reduction in the Standard Death Benefit Base for Excluded Funds or the net
Accumulation Value transferred.

Withdrawal Adjustments
For any Withdrawal, the Death Benefit components will be reduced on a pro-rata basis. The pro-rata
Withdrawal adjustment is equal to (1) divided by (2) multiplied by (3), where:

(1)	is the Accumulation Value withdrawn;

(2)	is the Accumulation Value immediately prior to Withdrawal; and

(3)	is the amount of the applicable Death Benefit component immediately prior to the Withdrawal.

Separate adjustments will apply to Withdrawals from Covered and Excluded Funds.

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4. CHANGE OF OWNER

A change of Owner will result in recalculation of the Death Benefit and the Standard Death Benefit.

If the Age of all Owners at the time of the change is less than or equal to the Maximum Standard Eligibility Age shown in the Rider Data Table, the Standard Death Benefit in effect prior to the change will remain in effect and the Death Benefit section will apply.

If the Age of any Owner at the time of the change is greater than the Maximum Standard Eligibility Age, the
Standard Death Benefit will be set to zero and remain at zero until the Contract is terminated and the Death
Benefit will then be the greater of:

(1)	the Contract’s Accumulation Value, less any recapture of Premium Credits, if applicable; or

(2)	the Cash Surrender Value.

5. SPOUSAL CONTINUATION UPON DEATH OF OWNER

If any Owner (any Annuitant, if any Owner is not an individual) dies before the Annuity Commencement Date and the Contract is continued by the deceased Owner’s spouse, as defined under federal law, pursuant to
Section 72(s) of the Code and the terms of the Contract, the following will apply:

(1)	If the Standard Death Benefit minus the Accumulation Value is greater than zero, we will add that difference to the Accumulation Value. This addition will be allocated to the Variable Sub-accounts in the same proportion as the Accumulation Value in each Variable Sub-account bears to the Accumulation Value in the Variable Separate Account. If there is no Accumulation Value in the Variable Separate Account, the addition will be allocated to the Specially Designated Variable Sub-account.

(2)	The Death Benefit in effect at the time of the Owner’s death will continue to apply, with all Age criteria using the surviving spouse's Age as the determining Age.

6. BENEFIT CHARGES

The charges for the benefits provided by this Rider are incorporated into the Contract’s M & E Charge, shown in the Contract Schedule.

7. RIDER TERMINATION

This Rider will terminate immediately upon occurrence of any of the following:

(1)	If the Contract is terminated, including application of the Contract’s Accumulation Value to an Annuity Plan;

(2)	Upon the death of any Owner, unless the Contract is continued on the life of the Owner’s spouse; or

(3)	If any Owner is not an individual and any Annuitant dies, unless the Contract is continued on the life of the Annuitant’s spouse.

This Rider has no Cash Surrender Value or other non-forfeiture benefits upon termination. This Rider may not be cancelled unless the Contract is terminated.

All other provisions of the Contract to which this Rider is attached remain unchanged.

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